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                                                                    Exhibit 23.1

The Board of Directors
Century Business Services, Inc.:

We consent to incorporation by reference in the registration statements Nos. 333-35049 and 333-98382 on Forms S-8; Nos. 333-46687, 333-64109 and 333-76179 on
Forms S-3; Nos. 333-15413, 333-27825 and 333-40331 on Forms S-3 as amended; and
Nos. 333-40313 and 333-81039 on Forms S-4 as amended of Century Business Services, Inc. and Subsidiaries of our report dated May 22, 1998, with respect to the combined balance sheet of The Continuous Learning Group, Inc., Envision Development Group, Inc. and Multi Dimensional International, Inc. (the Companies) as of December 31, 1997, and the related combined statements of income, changes in stockholders' equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of Century Business Services, Inc. and Subsidiaries dated September 23, 1999.




/s/ KPMG LLP


    September 23, 1999
    Cleveland, Ohio